EXHIBIT 14

LINCOLNWAY ENERGY, LLC

CODE OF ETHICS
FOR
DIRECTORS AND PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS
As adopted by the Directors on August 27, 2008

Applicability And General Purpose of This Code

Lincolnway Energy, LLC ("Lincolnway Energy") is committed to promoting ethical conduct in the operation of its business, and this Code of Ethics ("Code") sets forth Lincolnway Energy's expectations regarding the ethical behavior of the Directors and the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions for Lincolnway Energy (collectively, the "executive officers"). This Code is intended to assist in deterring wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that Lincolnway Energy files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by Lincolnway Energy;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of this Code to the person or persons identified in this Code; and

•	accountability for adherence to this Code.

Ethical Principles And Guidelines

The Directors and the executive officers shall adhere to, and advocate, the following basic principles regarding professional and ethical conduct:

1.
All Directors and executive officers shall act with honesty and integrity, including avoiding, where possible, actual or apparent conflicts of interest between their own personal interests and the interests of Lincolnway Energy and, before participating in any transaction or arrangement that creates or appears to create a conflict of interest, the Director or executive officer in question shall make full disclosure of all facts and circumstances to, and obtain the prior approval of, the Directors. A conflict of interest can arise from the receipt of personal benefits from Lincolnway Energy; financial interests in other businesses such as in competitors, customers or suppliers of Lincolnway Energy; outside employment or other activities with other businesses such as with competitors, customers or suppliers of Lincolnway Energy; or family members or friends working in the industry or with a competitor, customer or supplier of Lincolnway Energy.

2.
All Directors and executive officers shall provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in the reports and documents that Lincolnway Energy files with, or submits to, the SEC and/or other government agencies, and in any other public communications that may be made by Lincolnway Energy. All Directors and executive officers shall promptly report any information of which they become aware which should be disclosed in the reports that Lincolnway Energy files with the SEC.

3.
All Directors and executive officers shall act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be compromised.

4.
All Directors and executive officers shall comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable public and private regulatory agencies, including those of the SEC.

5.
All Directors and executive officers shall take reasonable steps to achieve responsible use of and control over all of Lincolnway Energy's assets and resources which are used by or entrusted to them, and shall not take for personal benefit or gain any such assets or properties or any opportunities that are discovered through the use of Lincolnway Energy's property or information or otherwise through their position with Lincolnway Energy.

6.
No Director or executive officer shall use or disclose any confidential or proprietary information of Lincolnway Energy for personal advantage or for the advantage of anyone other than Lincolnway Energy, and shall otherwise only use or disclose any confidential or proprietary information for and in the proper operation of Lincolnway Energy's business.

7.
No Director or executive officer shall unduly or fraudulently influence, coerce, manipulate or mislead any internal or independent audit or interfere with any auditor engaged in the performance of an internal or independent audit of Lincolnway Energy's financial statements or books and records.

8.
No Director or executive officer shall accept any directorship, office, committee appointment or other position with any organization which may create a conflict of interest with, or interfere with, the discharge of the Director's or the executive officer's duties to Lincolnway Energy.

9.
All Directors and executive officers shall comply with all other codes or policies of Lincolnway Energy which are applicable from time to time to the Directors and/or the executive officers, as the case may be, including any codes or policies regarding business conduct or trading in the units or other securities of Lincolnway Energy.

10.
No Director or executive officer shall offer to, or shall, give or pay any bribe or kickback or any other improper or illegal payment, gift, favor, gratuity or other thing of value to any government official in order to, among other things, obtain or retain any business or to secure any kind of concession, contract or any favorable treatment for Lincolnway Energy.

11.
No Director or executive officer shall offer to, or shall, give or accept any bribe or kickback to or from any supplier, customer or other person having business or other dealings with Lincolnway Energy, or any payment, gift, favor, gratuity or other thing of value which may be interpreted to be intended to improperly influence the business or other dealings between Lincolnway Energy and such supplier, customer or other person. Cash gifts are prohibited, and if a Director or an executive officer receives a non-cash gift with a value of $100 or more, or non-cash gifts with an aggregate value of over $1200 in any given fiscal year, the Director or executive officer must report the non-cash gifts to the Directors. The Director or executive officer may be required to turn over any such non-cash gifts, or to pay the value of such non-cash gifts, to Lincolnway Energy.

12.
Lincolnway Energy is subject to laws and regulations that govern how and when Lincolnway Energy may disclose certain information, and only those Directors and executive officers who have been authorized by the Directors shall be permitted to speak with investors or investment analysts about Lincolnway Energy, or to speak with the media about matters involving Lincolnway Energy's financial condition, results of operation, future business prospects, or similar topics.

13.
All Directors and executive officers shall promote the use and implementation of ethical and professional behavior by all Lincolnway Energy employees and officers, both in the workplace and in the community, including requiring compliance by all employees and officers with any ethics, business conduct, insider trading or other policies of Lincolnway Energy which may be applicable to the employees and officers from time to time and maintaining a work environment which encourages employees to act ethically and to raise any ethical, legal or other concerns.

Reporting Violations of this Code

A possible violation of this Code should be immediately reported to the Chairman of Lincolnway Energy or to the Chair of Lincolnway Energy's Audit Committee, and such reports will then be promptly forwarded to the Directors. No one will suffer any retaliation or adverse effects to his or her position with Lincolnway Energy as a result of reporting in good faith a suspected violation of this Code.

Enforcement of Code

An executive officer who violates this Code is subject to disciplinary action, up to and including termination of employment.

Waiver of Code

If a Director or an executive officer desires to seek a waiver of this Code, the Director or executive officer must request a waiver from the Directors and make full disclosure of all facts and circumstances to the Directors. Any waiver or amendment to this Code will be publicly disclosed as may be required by applicable laws, rules or regulations.

No Rights Created By This Code

This Code is not intended to, and does not, cover every legal and ethical issue that may arise, and is intended to only set out basic principles to guide the Directors and executive officers.

This Code is not intended to, and does not, create any rights in any Director, executive officer, employee, customer, supplier, competitor, member of Lincolnway Energy or any other person.